1
EXHIBIT 4.6

                            RAYTHEON 2001 STOCK PLAN

                                   ARTICLE I

         1.       Plan Name.  This plan shall be known as the Raytheon 2001
Stock Plan.
                                   ARTICLE II

         2. Purpose. This Plan is intended to encourage ownership of Stock by key employees of Raytheon Company and its Affiliates and to provide additional incentive for them to promote the success of the Company's business. With respect to any Incentive Stock Options that may be granted hereunder, the Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.
                                  ARTICLE III

         3. Effective Date; Term. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the stockholders as required by law. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth (10th) anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

                                   ARTICLE IV

         4. Definitions. As used in the Plan, the following terms have the following meanings:

4.1 Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, partnerships) or any entity with respect to which the Committee determines that the Company has a material business interest.

4.2 Award means any stock options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.

4.3 Board means the Board of Directors of the Company.

4.4 Cause means, for purposes of this Plan: (i) the Participant's intentional, persistent failure, dereliction, or refusal to perform such duties as are reasonably assigned to him or her by the officers or directors of the Company; (ii) the Participant's fraud, dishonesty or other deliberate injury to the Company in the performance of his or her duties on behalf of, or for, the Company; (iii) the willful commission by the Participant of a criminal or other act that causes substantial economic damage to the Company or substantial injury to the business reputation of the Company; (iv) the Participant's material breach of his or her employment or engagement agreement, if any; or (v) the Participant's breach of any material provision of the Participant's Grant Agreement specifying the terms of the particular Award. For purposes of the Plan, no act, or failure to act, on the part of any person shall be considered "willful" unless done or omitted to be done by the person other than in good faith and without reasonable belief that the person's action or omission was in the best interest of the Company.

4.5  Change in Corporate Control means:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company,
(B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (D) any acquisition by any corporation pursuant to a transaction that complies with Sections 4.5(a)(i), 4.5(c)(ii) and 4.5(c)(iii).

(b) Individuals who, as of April 1, 2000, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.6 Code means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

4.7 Committee means the Management Development and Compensation Committee (MDCC) of the Company's Board of Directors, consisting exclusively of directors who at the relevant time are "outside directors" within the meaning of ss.162(m) of the Code and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

4.8 Company means Raytheon Company, a Delaware corporation.

4.9 Company Officer means the Chairman of the Board, the President, and any Executive Vice President, Senior Vice President or Vice President (elected or appointed) of the Company.

4.10 Director means a member of the Board of Directors of Raytheon Company.

4.11 Fair Market Value means the value of a share of Stock of the Company on any date as the Committee shall in good faith determine.

4.12 Grant Agreement means the agreement between the Company and the Participant pursuant to which the Company authorizes an Award hereunder. Each Grant Agreement entered into between the Company and a Participant with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

4.13 Grant Date means the date on which the Committee formally acts to grant an Award to a Participant or such other date as the Committee shall so designate at the time of taking such formal action.

4.14 Immediate Family means any child, stepchild, grandchild, parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

4.15 Incentive Stock Option or "ISO" means an Option grant that is intended to meet the requirements of Section 422 of the Code.

4.16 Medical Leave of Absence means a leave of absence for medical reasons approved in writing by the Company's disability management group which will terminate as of the earlier of the date the Participant is found by the disability management group to be no longer disabled or the date the employee is terminated from employment in accordance with Company policy.

4.17 Non-Statutory Stock Option or "NSO" means an Option grant that is not intended to be an Incentive Stock Option.

4.18 Option means an option to purchase shares of the Stock granted under the Plan.

4.19 Optionee means a person eligible to receive an Option, as provided in
Section 8.1, to whom an Options shall have been granted under the Plan.

4.20 Option Period means such period (not to exceed ten (10) years from the granting of an ISO) from the Grant Date to the date on which the option expires as may be determined by the Committee and set forth in the Grant Agreement.

4.21 Option Price means the price paid by an Optionee for an Option under this Plan.

4.22 Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

4.23 Participant means a director, officer, employee or consultant who is granted an Award under the Plan.

4.24 Personal Leave of Absence means a leave of absence for personal reasons for a period of no more than one year approved in writing by the Senior Vice President, Human Resources, or his delegate.

4.25 Plan means this Raytheon 2001 Stock Plan.

4.26 Plan Year means the Calendar Year, except that the first Plan Year shall commence on the Effective Date, as described in Section 3 and shall end on the December 31 first following the Effective Date.

4.27 Related Corporation means a parent corporation or a subsidiary corporation, each as defined in Section 424 of the Code.

4.28 Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article XI of the Plan.

4.29 Retirement means, for purposes of this Plan, the Termination of Service with the Company, other than for Cause, at any time after attaining age fifty-five (55) and having completed at least ten (10) years of service, or Termination of Service under circumstances which the Committee deems equivalent to retirement.

4.30 SAR means a stock appreciation right, as awarded under Article X.

4.31 Stock means the common stock, $0.01 par value, of the Company, provided that, in the event the Company has outstanding Class A and Class B common stock, Stock means the Class B common stock.

4.32 Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal the Fair Market Value of a share of Stock on the date of grant (unless the Committee provides otherwise in the Grant Agreement), and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Company's assets. Stock Units are awarded under Article XI.

4.33 Termination of Service means cessation of performance of services for the Company or an Affiliate by an employee or consultant and the departure from active status as a Director by a non-employee Director. For purposes of maintaining a Participant's continuous status as an employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an employee among the Company and its Affiliates shall not be considered a Termination of Service with the Company provided that no more than 30 days elapse between termination from the Company and commencement of employment elsewhere in the Company or with an Affiliate.

4.34 Vesting Period means that period of time during which the shares of Stock (or a portion thereof) underlying an Award are subject to a risk of forfeiture.

                                   ARTICLE V

         5. Stock Subject to the Plan.

5.1 Shares of Stock in an amount to be determined by the Committee but not to exceed twenty-eight million (28,000,000) shares of Stock, shall be subject to Award under the Plan. The Company shall reserve such number of shares of Stock for Awards under the Plan, subject to adjustments as provided in Article XII of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares of Stock without the delivery of such shares or other consideration, the shares of Stock subject to such Award shall thereafter be available for further Awards under the Plan. Shares issued under the Plan may be shares of Stock of original issue, shares of treasury stock, or shares of Stock that have been reacquired by the Company.

5.2 Subject to adjustments as provided in Article XII, The maximum number of shares of Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual shall be limited to seven hundred thousand (700,000) shares. The foregoing per-individual limit shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered or canceled.

5.3 Subject to adjustments as provided in Article XII, the maximum number of shares of Stock subject to Award as incentive stock options shall be limited to fourteen million (14,000,000) shares, and the number of restricted shares released from a substantial risk of forfeiture shall not exceed five million six hundred thousand (5,600,000), including both stock and performance units.

                                   ARTICLE VI

         6. Proceeds. The proceeds received by the Company from the sale of Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.

                                  ARTICLE VII

         7. Administration.

7.1 General. The Plan shall be administered by the Committee. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

7.2 Procedure. The Committee shall meet at such times and places and upon such notice as it may determine. A majority of the members of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee. Members of the Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of an Award to him or her.

7.3 Duties. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable, all within the Committee's sole and absolute discretion. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including without limitation the power to accelerate or otherwise change the time in which an Award may be exercised or becomes payable, and to waive, in whole or in part, any restriction or condition with respect to such Award, including but not limited to, any restriction or condition with respect to vesting or exercisability of an Award following a Participant's Termination of Service or death.

Notwithstanding any other provision in the Plan to the contrary, except with respect to Awards of Incentive Stock Options (ISO's), the Committee may, at any time prior to the exercise, lapse of restrictions or expiration of an Award, permit a Participant to (i) defer receipt of the payment of cash or property or other delivery of Stock that would otherwise be due by virtue of the exercise, lapse of restrictions or expiration of an Award; or (ii) convert or exchange an Award for another Award under the Plan or under any other plan or arrangement. If any such actions are permitted, the Committee shall, in its sole discretion, establish rules and procedures to accomplish such actions.

7.4 Delegation of Authority to Grant Awards. The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee's authority and duties with respect to granting Awards, provided such delegation is in writing and maintained in the Company's records. The Committee may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the Chief Executive Officer of the Company that were consistent with the terms of the Plan.

7.5 Limited Liability. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

7.6 Indemnification. To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Committee shall be indemnified by the Company in respect of all their activities under the Plan, provided that such indemnity shall not apply to willful acts of misconduct.

7.7 Effect of Committee's Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee of the Company, and their respective successors in interest.

                                  ARTICLE VIII

         8. Eligibility and Participation

8.1 Eligibility. Directors, officers, employees and consultants of the Company or its Affiliates who, in the opinion of the Committee, are responsible for the continued growth and development and future financial success of the business shall be eligible to participate in the Plan.

8.2 Participation. An eligible individual shall become a Participant in this Plan when he or she is granted an Award hereunder, as evidenced by a Grant Agreement executed by the Company and the Participant and shall no longer be a Participant when all Awards to a Participant have been completed, terminated or otherwise disposed of.

                                   ARTICLE IX

         9. Stock Options

9.1 General. Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible Participants Awards of ISO's or NSO's. The ISO or NSO Awards granted shall be subject to the following terms and conditions.

9.2 Time of Granting Options. The granting of an Option shall take place at the time specified in writing by the Committee.

9.3 Grant of Option. The grant of an Option shall be evidenced by a Grant Agreement, executed by the Company and the Participant, describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the Vesting Period for the Option and such other terms and conditions that the Committee deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan. The Grant Date shall be specified in the Grant Agreement.

9.4 Price. The price per share of Stock payable upon the exercise of each Option (the "Exercise Price") shall be set forth in the Grant Agreement and shall not be less than 100% of the Fair Market Value of the shares of Stock on the date the Option is granted.

9.5 Terms of Options. The term during which each Option may be exercised shall be determined by the Committee; provided, however, that in no event shall an ISO be exercisable more than ten (10) years from the date it is granted. Prior to the exercise of the Option and delivery of the share certificates represented thereby, the Participant shall have none of the rights of a stockholder with respect to any shares represented by an outstanding Option.

9.6 Restrictions on Incentive Stock Options. ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:

(a) Grant Date. An ISO must be granted within ten (10) years of the earlier of the Plan's adoption by the Board of Directors or approval by the Company's shareholders.

(b) Exercise Price and Term. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of the shares on the date the Option is granted and the term of the Option shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of Stock of the Company shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.

(c) Maximum Grant. The aggregate Fair Market Value (determined as of the Grant
Date) of shares of Stock with respect to which all ISO's first become exercisable by any Participant in any calendar year under this or any other plan of the Company and its Parent and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSO's. In such case, the Company may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Company.

(d) Participant. ISO's shall only be issued to employees of the Company or a Related Corporation.

(e) Tandem Options Prohibited. An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant's right to exercise the other.

(f) Designation. No option shall be an ISO unless so designated by the Committee at the time of grant or in the Grant Agreement evidencing such Option.

(g) Other Terms and Conditions. Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine is appropriate from time to time.

9.7 Exercisability.

(a) Except as otherwise provided by the Committee in the applicable Grant Award or otherwise, during the lifetime of the Participant, the Option shall be exercisable only by the Participant or, during the period the Participant is under a legal disability, by the Participant's guardian or legal representative. Unless specified to the contrary herein or in the applicable Grant Agreement, Options cannot be exercised by a Participant subsequent to his or her Termination of Service.

(b) An Option may be exercised in whole at any time, or in part from time to time, within the Option Period to the extent the Option is exercisable on the date of exercise.

(c) Except as otherwise provided by the Committee in the applicable Grant Award or otherwise, each Option shall terminate and may no longer be exercised if the Optionee ceases to perform services for the Company or an Affiliate in accordance with the following:

         (i) If an Optionee ceases to be an active employee, consultant or non-employee Director of the Company or any Affiliate other than by reason of death or retirement, absent in any case a determination by the Committee to the contrary, any Options which were exercisable by the Optionee on the date of cessation of active employment may be exercised no later that the earlier of (a) the expiration date of the Option or (b) the respective periods listed below. Notwithstanding the foregoing, in the event an Optionee fails to exercise an Incentive Stock Option within three months after cessation of employment with the Company or a Related Corporation, such Option will be treated as a Non-Statutory Stock Option pursuant to Section 422 of the Code. The respective periods following cessation of active employment in which exercisable Options may be exercised are as follows:

                                                Period Following Last Day
         Reason for Cessation                  of Active Employment Within
         of Active Employment                 Which Option May Be Exercised

         Medical Leave of Absence                    During such leave

         Discharge for Cause or other                None
         severance of employment
         determined by Committee to
         warrant termination of option

         Layoff or other involuntary                 Three Years
         termination without Cause

         Voluntary termination (non-retirement)      Three Months

         (ii) If an Optionee's employment terminates because of death, the Options shall be fully vested automatically without regard to whether any applicable vesting requirements in the Grant Agreement have been fulfilled, and the Options may be exercised at any time before the expiration date, but only by the Optionee's estate or by the person(s) who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee.

        (iii) If an Optionee's employment terminates because of Retirement, any Options which were issued at least one year prior to the date of termination of employment will vest in accordance with the Vesting Period specified in the Grant Agreement and may be exercised any time before their expiration date, provided such Options are exercisable as of the exercise date. Notwithstanding the foregoing, in the event an Optionee fails to exercise an Incentive Stock Option within three months after the date of his or her retirement, such Option will be treated as a Non-Statutory Stock Option.

(d) The Option may not be exercised for more shares (subject to adjustment as provided in Section 12.1) after the Participant's termination of employment or engagement, or cessation of service as a director or the Participant's death, as the case may be, than the Participant was entitled to purchase thereunder at the time of the Participant's termination of employment or engagement.

9.8 Exercise of Option. An Option may be exercised only by giving written notice, in the manner provided in Section 15.9 hereof, specifying the number of shares as to which the Option is being exercised, accompanied (except as otherwise provided in Section 9.9) by full payment for such shares in the form of check or bank draft payable to the order of the Company or other shares of the Stock with a current Fair Market Value equal to the Option Price of the shares to be purchased. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or a part thereof. Within 20 days thereafter, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates (or other evidence of ownership) for the number of shares then being purchased. Such shares shall be fully paid and nonassessable. If such shares are not at that time effectively registered under the Securities Act of 1933, as amended, the Optionee shall include with such notice a letter, in form and substance satisfactory to the Company, confirming that such shares are being purchased for the Optionee's own account for investment and not with a view to distribution.

9.9 Cashless Exercise. In lieu of payment by check, bank draft or other shares of Stock accompanying the written notice of exercise, an Optionee may, unless prohibited by applicable law, elect to effect payment by including with the written notice irrevocable instructions to deliver for sale to a registered securities broker acceptable to the Company a number of the shares subject to the Option being exercised sufficient, after brokerage commissions, to cover the aggregate exercise price of such Option and, if the Optionee further elects, the Optionee's withholding obligations with respect to such exercise referred to in
Section 15.8, together with irrevocable instructions to such broker to sell such shares and to remit directly to the Company such aggregate exercise price and, if the Optionee has so elected, the amount of such withholding obligation. The Company shall not be required to deliver to such securities broker any stock certificate (or other evidence of ownership) for such shares until it has received from the broker such exercise price and, if the Optionee has so elected, such withholding obligation amount.

9.10 Transferability. Except as otherwise provided herein or in the Grant Agreement, Stock Options granted to individuals other than Company Officers shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the holder thereof only by him or her. Non-Statutory Options granted hereunder to a Company Officer may be transferred to a member of such Company Officer's Immediate Family or trusts or other entities established solely for the benefit of such Immediate Family members, so long as the transferee is a person entitled to rely on the Form S-8 filed by the Company with respect to the Plan. The holder of an Option or his or her legal representatives, legatees, distributees, or permitted transferees, as the case may be, shall have none of the rights of a stockholder with respect to any shares subject to such Option until such shares have been issued to him or her under this Plan.

                                   ARTICLE X

         10. Stock Appreciation Rights.

10.1 Award of SAR's. Subject to the other applicable provisions of the Plan, the Committee may at any time and from time to time grant SAR's to eligible participants, either on a free-standing basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option), as it determines. SAR's granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time; provided, however, that a tandem SAR shall not be granted with respect to any outstanding ISO Award without the consent of the Participant. SAR's shall be evidenced by Grant Agreements, executed by the Company and the Participant, stating the number of shares of Stock subject to the SAR and the terms and conditions of such SAR, in such form as the Committee may from time to time determine. The term during which each SAR may be exercised shall be determined by the Committee. The Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a SAR.

10.2 Restrictions on Tandem SAR's. ISO's may not may be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the Stock subject to the ISO is greater than the Exercise Price for such ISO. SAR's granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Committee may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

10.3 Amount of Payment Upon Exercise of SAR's. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Grant Agreement (which shall be determined by the Committee but which shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of the SAR), times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

10.4 Form of Payment Upon Exercise of SAR's. Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of Stock and cash, as determined in the sole discretion of the Committee from time to time. If upon settlement of the exercise of an SAR a Participant is to receive a portion of such payment in shares of Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Stock on the exercise date. No fractional shares shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

10.5 Transferability. SAR's may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

                                   ARTICLE XI

         11. Restricted Stock Awards and Stock Unit Awards

11.1 Grants. Subject to the other applicable provisions of the Plan, the Committee may at any time grant Restricted Stock Awards or Stock Units to Participants in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Such Awards shall be granted pursuant to a Grant Agreement.

11.2 Terms and Conditions. A Restricted Stock Award entitles the recipient to acquire shares of Stock and a Stock Unit Award entitles the recipient to be paid the Fair Market Value of the Stock on the date on which restrictions lapse. Stock Units may be settled in Stock, cash or a combination thereof, as determined by the Committee. Restricted Stock Awards and Stock Unit Awards are subject to Vesting Periods and other restrictions and conditions as the Committee may include in the Grant Agreement. Such restrictions or conditions may be based on continuing employment or engagement (or other business relationship) and/or achievement of pre-established performance goals. The Committee shall specify in the Grant Agreement the dates and/or the description of how pre-established performance goals shall be deemed to have been obtained and any other conditions upon which Restricted Stock Awards or Stock Units shall become vested. If the Participant or the Company fails to achieve the designated goals or the Participant incurs a Termination of Service prior to the expiration of the Vesting Period, the Participant shall forfeit all shares of Stock or cash subject to the Award which have not vested as of such date. Restricted Stock Awards or Stock Units, if not sooner terminated, shall vest upon Participant's death.

11.3  Restricted Stock Awards.

(a) Each Restricted Stock Award shall specify the applicable restrictions, on such shares of Stock, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares of Stock that are part of the Award. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any shares of Stock awarded to any Participant under the Plan.

(b) Share certificates with respect to restricted shares of Stock shall be issued (or the shares shall be held in a book entry position through the transfer agent's direct registration service) at the time of grant of the Restricted Stock Award, subject to forfeiture if the restrictions do not lapse, or upon lapse of the restrictions. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.2) or, alternatively, the Participant may be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer. If shares are in a book entry position with the transfer agent's direct registration service, the restrictions shall be appropriately noted.

(c) Except as otherwise provided by the Committee, during such period of restriction following the issuance of share certificates, the Participant shall have all of the rights of a holder of Stock, including but not limited to the rights to receive dividends (or amounts equivalent to dividends) and to vote with respect to the restricted shares. Upon lapse of restrictions on a Restricted Stock Award, the Committee may provide that, to the extent not already received, the Participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Stock to stockholders of record after grant of the Restricted Stock Award and prior to the issuance of the share certificates (or holding in a book entry position through the transfer agent).

11.4  Stock Unit Awards.

(a) The grant of Stock Units shall be evidenced by a Grant Agreement, executed by the Company and the Participant, that incorporates the terms of the Plan and states the number of Stock Units evidenced thereby and the terms and conditions of such Stock Units in such form as the Committee may from time to time determine. The Grant Agreement shall provide for payment of the Stock Unit Awards upon expiration of a term certain.

(b) Stock Unit awards shall be subject to such rules and regulations as the Committee may prescribe and/or such determinations, orders, or decisions as the Committee may make.

(c) Except as otherwise provided in the Grant Agreement, the Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a Stock Unit as a result of the grant of a Stock Unit to the Participant.

11.5 Transferability. Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

                                  ARTICLE XII

         12. Corporate Transactions

12.1 Adjustment of Number and Price of Shares. Pro rata adjustment shall be made in the maximum number of shares of Stock subject to the Plan or that may be awarded to any individual in any year to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company. Pro rata adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding Award hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company, after the date the Award is granted, so that the recipient of the Award is treated in a manner equivalent to that of holders of the underlying Stock. No Options will be repriced, replaced or regranted, through cancellation or by lowering the exercise price of previously granted Awards, without the express approval of the shareholders.

12.2  Change in Corporate Control.  Upon a Change in Corporate Control:

         (a) Any Options and SAR's outstanding as of the date of such Change in Corporate Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

         (b) The restrictions and deferral limitations applicable to any Restricted Stock and Stock Units shall lapse, such Restricted Stock shall become free of all restrictions and become fully vested and transferable, and such Stock Units shall be payable in full.

         (c) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan's purposes, including without limitation settlement of all Options and Stock Appreciation Rights for a cash payment equal to the excess (if any) of the Fair Market Value of the Stock subject thereto over the aggregate exercise or base price thereof.

12.3 Substitution of Options. In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Code section 424(a) applies, then, notwithstanding any other provision of the Plan, the Committee may grant an Option upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new Option for the old option, in conformity with the provisions of Code section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

12.4 Fractional Shares. No adjustment or substitution provided for in this Article shall require the Company to issue or to sell a fractional share under any Grant Agreement and the total adjustment or substitution with respect to each Grant Agreement shall be limited accordingly.

12.5 Rescission and Revocation of Awards. A Participant may request in writing that the Committee rescind or revoke an Award and such request shall specify the reasons that rescission or revocation is sought. The Committee, in its absolute discretion, may grant, deny or otherwise rule on the request .


                                  ARTICLE XIII

         13. Reservation of Stock. The Company shall at all times during the term of the Options reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

                                  ARTICLE XIV

         14. Amendment and Termination

14.1 Amendment. The Committee may amend the Plan at any time and from time to time, provided that (i) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment, without such person's consent, (ii) no amendment can increase the maximum number of shares of Stock subject to award under the Plan, and (iii) amendments may be subject to shareholder approval to the extent needed to comply with applicable law. Notwithstanding the foregoing, the Committee may amend the Plan and/or any Award granted under the Plan at any time and from time to time, without the consent of affected Participants and their beneficiaries, to the extent necessary to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

14.2 Termination. The Committee reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan.

                                   ARTICLE XV

         15. Other Conditions

15.1 Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Grant Agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if such registration shall be necessary, or before compliance by the Corporation or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of any applicable securities exchange or quotation system. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

15.2 Company Charter and Bylaws. This Plan is subject to the charter and by-laws of the Company, as they may be amended from time to time.

15.3 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

15.4 No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant's employment at any time, whether or not such termination would result in: (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (iii) any other adverse effect on the Participant's interests under the Plan.

15.5 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or its Affiliates from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee, in its discretion determines desirable, including without limitation the granting of stock options, stock awards, stock appreciation rights or phantom stock units otherwise than under the Plan.

15.6 Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than its laws respecting choice of law.

15.7 Limitation of Rights in the Option Shares. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares except to the extent that the Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee.

15.8 Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

15.9 Notices. Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered in hand, if to the Company, to 141 Spring Street, Lexington, Massachusetts 02421, Attention: Senior Vice President, Human Resources and, if to the Optionee, to the address as the Optionee shall last have furnished to the communicating party.